Exhibit 10.6

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into as of the 5th day of February, 2013 (the “Effective Date”) between Cache, Inc., a Florida corporation, having its principal place of business at 1440 Broadway, New York, New York 10036 (“Cache” or the “Company”), and Jay Margolis (“Margolis” or “Executive”).

WHEREAS, the Company wishes to employ Margolis as Chairman of the Board and Chief Executive Officer (“CEO”) and Margolis wishes to be employed on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto each intending to be legally bound, agree as follows:

1.0                               Employment

Cache hereby employs Margolis as CEO and Margolis hereby accepts such employment.  This Agreement shall commence on the Effective Date for a term of three (3) years expiring on the three year anniversary of the Effective Date (the “Expiration Date”), subject to termination as hereinafter provided.

2.0                               Duties and Responsibilities

2.1                               During Executive’s employment, Executive shall perform all duties and accept all responsibilities as may be assigned from time to time by the Board of Directors of Cache (the “Board”) and that are consistent with the duties and responsibilities of a CEO.

2.2                               Executive agrees that he will diligently devote his entire business skill, time and effort to the performance of his duties on behalf of Cache.  Executive agrees that he will not, alone or as a member of a partnership or as an officer, director, employee or agent of any other person, firm or business organization, engage in any other business activities or pursuits requiring his personal services that might conflict with his duties hereunder.  Notwithstanding anything to the contrary in this Section 2.2, Executive may continue to serve on the Boards of Directors of The Boston Beer Company, Inc., Godiva Chocolatier, Inc., and the Burlington Coat Factory, and as an advisor to the Macellum Fund, so long as such activities do not materially interfere with Executive’s duties and responsibilities hereunder or violate any covenant contained in Section 7.0.

2.3                               Executive represents and warrants that he is not subject or party to any employment agreement, non-competition covenant, non-disclosure agreement or other agreement, covenant, understanding or restriction that would prohibit Executive from executing this Agreement and performing fully his duties and responsibilities hereunder, or which would in any manner, directly or indirectly, limit or affect the duties and responsibilities which may now or in the future be assigned to Executive by Board.

2.4                               Executive agrees that at all times he will strictly adhere to and perform all his duties in accordance with applicable laws, rules and regulations, and in accordance with policies and procedures of Cache that are in effect from time to time.

3.0                               Compensation and Benefits

3.1                               Salary.  Cache shall pay Executive an annual base salary of $900,000, less withholdings and other applicable payroll deductions as required by law, payable in equal installments at such times as Cache customarily pays its other senior executive officers, but no less often than monthly.  During the term of this Agreement, the Compensation Committee of the Board may review the Executive’s base salary on an annual basis and make adjustments to increase (but not decrease) the base salary subject to the performance of the Executive, the operating results of the Company, the competitive compensation landscape and such other factors as are determined to be relevant by the Compensation Committee.  Such reviews will be completed prior to February 1 of the applicable year and any adjustment (if any) will be effective as of February 1 of such year.  In addition to base salary, the Executive will be eligible to participate in performance based incentive bonus plans for senior executive officers as approved by the Compensation Committee of the Board, as and to the extent provided for in Sections 3.4 and 3.6 below.

Executive may, in his sole discretion, agree to receive a reduced annual base salary on a temporary or permanent basis.  To the extent the reduction is temporary, at such time as the reduction ceases to be in effect, Executive’s annual base salary shall revert to the annual base salary in effect immediately prior to the reduction.

3.2                               Welfare and Benefit Plans.  Executive shall be entitled to participate in Cache’s welfare and benefits plans for its employees, as the Company may generally make available to its senior executive officers, including, without limitation, health insurance benefits and term life insurance equal to three times the Executive’s annual salary, subject to the eligibility and contribution requirements, enrollment criteria and the other terms and conditions of such plans. Cache reserves the right to modify, amend and eliminate any such plans, in its sole and absolute discretion.

3.3                               Retirement Plans.  Executive shall be entitled to participate in Cache’s retirement and savings plans for its employees, as the Company may generally make available to its senior executive officers, including, without limitation, participation in Cache’s 401(k) plan, subject to the eligibility and contribution requirements, enrollment criteria and the other terms and conditions of such plans. Cache reserves the right to modify, amend and eliminate any such plans, in its sole and absolute discretion.

3.4                               Stock Option/Bonus Plans.

(a)                                 Participation.  Executive shall be entitled to participate in Cache’s 2008 Stock Option and Performance Incentive Plan (the “Stock Option Plan”), as it may be amended from time to time, and will be entitled to participate in any other executive bonus or incentive plan established by Cache, in each case in accordance with the terms and conditions of those plans, and nothing in this Agreement is intended to modify or discontinue Executive’s participation in any plan in which he participates as of the date of this Agreement.  Cache reserves the right to modify, amend and eliminate any such plans, in its sole and absolute discretion.

(b)                                 Stock Option Grants.  On the Effective Date of this Agreement, the Executive shall be awarded 1,000,000 common stock options pursuant to a Nonqualified Stock Option Agreement (the “Option Agreement”).  The stock option exercise price will be equal to the closing price of Cache’s common stock on Executive’s first day of employment.  Such options shall vest in equal installments on the first, second and third anniversary of the grant date.  The other terms and conditions applicable to such grant shall be as set forth in the Option Agreement.

3.5                               Business Expenses.  Executive shall be reimbursed for the reasonable business expenses incurred on Cache’s behalf during his employment and in connection with the performance of his services hereunder upon presentation of an itemized account and written proof of such expenses, and in accordance with the policies and procedures established by Cache.

3.6                               Annual Bonus.

(a)                                 In each fiscal year that Executive is employed under this Agreement, Executive will be eligible to receive an annual bonus, subject to the financial performance of the Company.  The annual target bonus established for the Executive for each fiscal year shall be fifty percent (50%) of his annual base salary in effect at the beginning of such fiscal year (the “Target Bonus”).  The payment of an annual bonus equal to this amount or more than this amount shall depend upon a comparison of the Company’s operating EBIDTA computation for such fiscal year (the “Actual Operating EBITDA”) to the Company’s budgeted operating EBIDTA for such fiscal year, which shall be set by the Compensation Committee of the Board, and distributed to Executive, in writing, as soon as administratively practicable at the beginning of each fiscal year (the “Budgeted Operating EBITDA”).  Both Actual EBITDA and Budgeted Operating EBITDA amounts shall take into account both fixed and variable expenses and shall be calculated solely by the Company, in its sole and absolute discretion.

(b)                                 The percentage of the Target Bonus payable to the Executive shall be calculated in accordance with the factors set forth below:

(i)                                     In the event that Cache’s Actual Operating EBITDA for the fiscal year is below (100%) of the Budgeted Operating EBITDA for such fiscal year, then no bonus will be payable to the Executive.

(ii)                                  In the event that Cache’s Actual EBITDA for the fiscal year is greater than 100% of the Budgeted EBIDTA for such fiscal year, then that percentage of the Target Bonus payable will be payable up to a maximum bonus of 200% of the Target Bonus (e.g., if the Actual Operating EBITDA is 110% of the Budgeted Operating EBITDA, then 110% of the Targeted Bonus will be payable, and if Actual Operating EBITDA is 150% of Budgeted Operating EBITDA, then 150% of the Target Bonus will be payable, and if the Actual Operating EBITDA is 210% of the Budgeted Operating EBITDA, then 200% of the Targeted Bonus).  For the avoidance of doubt, Executive’s annual bonus for any fiscal year shall not exceed 100% of his annual base salary for such fiscal year.

(c)                                  If a percentage of the Target Bonus is earned, it shall be payable to Executive within sixty (60) days after the close of the Company’s fiscal year.  In addition, if Executive is working for the Company during only a portion of the Company’s fiscal year, the percentage of the Target Bonus that would be otherwise payable shall be pro-rated to reflect that portion of the fiscal year worked by Executive; provided, however, that Executive shall not receive any annual bonus for any fiscal year in which he is terminated for cause (pursuant to Section 4.5 of this Agreement).

3.7                               First Year Bonus. Notwithstanding anything to the contrary in this Agreement, in the event that the Executive is not entitled to a bonus for the 2013 fiscal year pursuant to Section 3.6, then Executive shall receive a bonus in the amount of $225,000.  Such bonus shall be payable to Executive within sixty (60) days after the close of the Company’s fiscal year.

3.8                               Repayment of Bonuses.  If the audited annual financial statements of the Company in respect of any year during the term of this Agreement are subsequently restated due to a material error or fraud that, in either such case, results in a material restatement of such financial statements, Executive shall repay to the Company all or part of any bonus received in respect of such year, as requested by the Company.

3.9                               Legal Expenses.  Executive shall be reimbursed for his legal expenses incurred in connection with the review, negotiation, and signing of this Agreement in the amount of $15,000.  Such payment shall be made, on Executive’s behalf, to Mintz & Gold LLP, 470 Park Avenue South, New York, New York 10016, within thirty (30) days of presentation of an invoice for such expenses from Mintz & Gold LLP.

3.10                        Directors & Officers Insurance.  The Company shall maintain directors and officers insurance coverage for Executive, in his respective position(s) at the Company.

3.11                        Taxes and Withholdings.  Cache shall deduct and withhold from all compensation and benefits under this Agreement all social security and other federal, state and local taxes and charges which currently are or which hereafter may be required by law to be so deducted and withheld.

4.0                               Termination Without Compensation

4.1                               Expiration; Mutual Agreement.  Executive’s employment, and this Agreement, shall terminate on the Expiration Date.  In addition, Executive’s employment, and this Agreement, may be terminated by mutual written agreement of the parties, at any time.

4.2                               Resignation.

(a)                                 Executive shall submit written notice of his resignation at least sixty (60) days prior to a specified termination date.

(b)                                 In the event that Shareholder Approval (as defined in the Investment Agreement, dated as of February 5, 2013, by and among Cache, MFP Partners, L.P., and Mill Road Capital, L.P. (the “Investment Agreement”)) has not been received or if the issuance of Shares contemplated by the Investment Agreement have not closed, in each case, on or before July 5, 2013 (each a “Triggering Event”), then Executive may submit written notice of his resignation — indicating that such resignation is pursuant to this Section 4.2(b) — within thirty (30) calendar days after  the Triggering Event.  Such notice shall indicate a specified termination date, which shall be no later than sixty (60) calendar days after such notice is provided to Cache.  Notwithstanding anything to the contrary in this Agreement, in the event that Executive resigns his employment pursuant to this Section 4.2(b), then:

(i)                                     Cache will have no further liability or obligation to Executive (or his executors, administrators, heirs, assigns or any other person claiming under or through him), except for any unpaid salary or any benefits accrued or vested as of the date of termination.  For the avoidance of doubt, Executive shall not receive any Annual Bonus (or portion thereof) in the event that Executive submits written notice of his resignation pursuant to this Section 4.21(b).

(ii)                                  All of the 1,000,000 common stock options Executive received pursuant to the Option Agreement which remain unvested as of the date Executive submits written notice of his resignation to Cache shall terminate immediately and automatically and, as of such time, the Executive shall have no further rights with respect thereto.

(iii)                               Executive shall be released from, and Cache will not seek to enforce, Executive’s post-employment non-competition obligations to Cache, as expressly set forth in Section 7.2 of this Agreement, effective immediately after the date of termination.

4.3                               Partial/Total Disability.  If Cache determines, upon the advice of a licensed and board certified physician selected by Cache, that Executive has become (or is expected to become) unable to perform his essential duties and responsibilities, either with or without reasonable accommodation, by reason of physical or mental illness, injury or incapacity for six (6) continuous months or nine (9) months in a twelve (12) month period, Cache may terminate Executive’s employment by written notice of the termination date.  If Executive refuses to submit to a reasonable examination by such physician, Cache shall have the right to conclude that Executive is disabled and Executive shall be estopped from objecting to such conclusion.  During any period of disability (prior to termination), Executive will receive his salary in effect at the time of disability, less any amounts received as disability benefits through any applicable disability program, Cache benefit plan or the Social Security Administration.

4.4                               Death.  If Executive dies, Executive’s employment, and this Agreement, shall terminate on the date of his death.

4.5                               Cause.  Cache may terminate Executive’s employment for “cause” at any time by written notice.  For purposes of this Agreement, “cause” shall mean (a) Executive’s conviction, guilty plea or plea of nolo contendere with respect to (i) any felony or (ii) any misdemeanor involving fraud, theft, dishonesty, wrongful taking of property, embezzlement, bribery, forgery or extortion; (b) Executive’s failure (other than by reason of illness, injury or incapacity, pursuant to Section 4.3 hereof) to perform or fulfill any of Executive’s material duties, responsibilities or obligations; (c) Executive’s material neglect of Cache’s business (other than by reason of illness, injury or incapacity, pursuant to Section 4.3 hereof); (d) Executive’s fraudulent, unlawful, grossly negligent or willful misconduct in connection with Executive’s duties; (e) Executive’s material breach of this Agreement (including, but not limited to, any breach of Sections 6, 7, or 9 hereof) or any material policy or procedure of Cache; (f) misappropriation of funds by Executive; or (g) substance abuse, illegal drug use or habitual insobriety; provided, however, that cause shall not exist under Sections 4.5(b) or 4.5(c) unless Cache provides written notice to Executive indicating the circumstances that constitute cause, and Executive refuses or fails to cure such circumstances (if susceptible to cure) within thirty (30) calendar days after the receipt of such notice.

4.6                               Further Obligations.  In the event that Executive’s employment is terminated for any of the reasons set forth in this Section 4 (a “Termination without Compensation”), Cache will have no further liability or obligation to Executive (or his executors, administrators, heirs, assigns or any other person claiming under or through him), except for any unpaid salary or any benefits accrued or vested as of the date of termination.

5.0                               Termination With Compensation

5.1                               (a)                                 At any time prior to a “Change of Ownership or Control” of Cache (as defined herein), Cache shall have the right to terminate Executive’s employment at any time without cause by giving Executive thirty (30) days’ notice of the termination date; provided, however, that Cache may, in lieu of notice, elect to terminate Executive’s employment effective immediately and continue to pay to Executive solely Executive’s annual base salary then in effect during such shortened notice period.

(b)                                 In the event that Executive’s employment is terminated pursuant to this Section 5.1, Cache shall provide Executive with the following compensation and benefits:

(i)                                     Cache shall continue to pay Executive his annual base salary then in effect for the balance of the three-year-term of this Agreement, in accordance with Cache’s normal payroll practices; provided, however, that:

(A)                               Any compensation Executive is to receive pursuant to this Section 5.1(b)(i) shall be reduced, with immediate effect, by any compensation Executive receives in connection with any employment or consultant position he assumes during the period he is receiving compensation pursuant to this Section 5.1(b)(i).  Executive further agrees that, immediately upon his acceptance of any such position, he will notify Cache, in writing, of his position and the compensation associated with such position so that Cache may reduce the payments to be made to Executive, in accordance with this Section 5.1(b)(i).  For the avoidance of doubt, all forms of compensation received by Executive from such position, including any salary, draw, commissions, bonuses and benefits, will be considered in determining the reduction of the payments pursuant to this Section 5.1(b)(i).  Notwithstanding anything to the contrary in this Agreement, the compensation Executive is to receive from Cache pursuant to this Section 5.1(b)(i) shall not be reduced by any compensation Executive receives in connection with his service on the Boards of Directors of The Boston Beer Company, Inc., Godiva Chocolatier, Inc., or the Burlington Coat Factory, or as an advisor to the Macellum Fund during the period he is receiving compensation pursuant to this Section 5.1(b)(i).

(B)                               The compensation payable pursuant to this Section 5.1(b)(i) shall commence being paid within sixty (60) days of the Executive’s termination of employment; provided however, that if such sixty (60) day period spans two (2) calendar years, then such payments shall commence in the second calendar year.

(ii)                                  To the extent permitted under the Company’s medical and dental insurance plan(s), Executive shall continue to be eligible for coverage under the Company’s group medical and dental insurance plan(s) which are generally made available to its senior executive officers (and he shall continue to pay his portion of the premiums, at the same rate as though he continued to be an employee of the Company) for the balance of the three-year-term of this Agreement, subject to the eligibility and contribution requirements, enrollment criteria and the other terms and conditions of such plans, and Cache will continue to contribute to Executive’s group medical and dental insurance premiums, at the same rate as though Executive continued to be an employee of the Company.  Cache reserves the right to modify, amend and eliminate any such plans, in its sole and absolute discretion; provided, however, that:

(A)                               Such eligibility and payments shall cease upon Executive becoming eligible for alternative medical and dental insurance coverage through another employer. Executive must notify Cache within seven (7) calendar days after the date Executive becomes covered by another group health or dental insurance plan during the period that Executive is receiving benefits pursuant to this Section 5.1(b)(ii).

(B)                               Nothing in this Section 5.1(b)(ii) shall be construed as an agreement to fund or otherwise contribute to Executive’s insurance premiums after the end of the three-year-term of this Agreement.

(C)                               Notwithstanding anything to the contrary in this Section 5.1(b)(ii), if the Company determines, in its sole discretion, that the provision of coverage pursuant to this Section 5.1(b)(ii) shall be discriminatory under Section 105(h) of the Internal Revenue Code, the Company may cease such coverage (and accompanying payments) and provide, in lieu of coverage, a lump sum payment to Executive in the amount that Cache would have paid on his behalf for such coverage.

(iii)                               To the extent permitted under the Option Agreement, any of the 1,000,000 common stock options Executive received pursuant to the Option Agreement which remain unvested as of the date of Executive’s termination shall vest as of the date of Executive’s termination.  The other terms and conditions applicable to such options shall be as set forth in the Option Agreement.

(c)                                  Executive shall not be entitled to any compensation or benefits (including accelerated vesting) under Section 5.1(b) unless Executive executes and delivers to Cache after notice of termination a general release agreement acceptable in form and substance to Cache, which includes Executive’s release of Cache from any obligations and liabilities of any type whatsoever, except for Cache’s obligation to provide the salary specified herein.  The parties acknowledge that the compensation and benefits to be provided under Section 5.1(b) is in consideration for the above-referenced release.

(d)                                 In the event that Executive dies during the period he is receiving compensation and benefits pursuant to this Section 5.1(b), Cache will have no further liability or obligation to Executive, his executor, administrators, heirs, assigns or any other persons claiming under or through him as of the date of Executive’s death.

(e)                                  Upon any termination under this Section 5.1, Cache shall have no further obligation to Executive, his executor, administrators, heirs, assigns or any other persons claiming under or through him other than: (i) any unpaid salary or any benefits accrued or vested as of the date of termination; and (ii) to pay Executive the compensation and benefits specified in this Section 5.1 in exchange for the above-referenced release.

5.2                               (a)                                 If, during Executive’s employment with Cache, there is a “Change of Ownership or Control” of Cache, Cache may terminate Executive’s employment by providing written notice at least thirty (30) days prior to the termination date.  Upon the occurrence of a Change of Ownership or Control followed at any time during the term of this Agreement by the termination of Executive’s employment, other than for Partial/Total Disability, Death or Cause, as defined, respectively, in Sections 4.3, 4.4 and 4.5 of this Agreement, the provisions of Section 5.2(b) of this Agreement shall apply.

(b)                                 In the event that Executive’s employment is terminated following a Change of Ownership or Control, as set forth in Section 5.2(a), Executive shall receive a one-time payment equal to twenty-four (24) months of Executive’s annual base salary then in effect; provided, however, that:

(i)                                     Executive shall not be entitled to any compensation under this Section 5.2 unless Executive executes and delivers to Cache after notice of termination or notice of resignation, whichever is applicable, a general release agreement acceptable in form and substance to Cache, which includes Executive’s release of Cache from any obligations and liabilities of any type whatsoever, except for Cache’s obligation to provide the salary specified herein.  The parties acknowledge that the salary to be provided under this Section 5.2 is in consideration for the above-referenced release.

(ii)                                  The compensation payable pursuant to this Section 5.2 shall be paid within sixty (60) days of the Executive’s termination of employment; provided however, that if such sixty (60) day period spans two (2) calendar years, then such payment shall commence in the second calendar year.

(c)                                  Upon any termination under this Section 5.2, Cache shall have no further obligation to Executive, his executor, administrators, heirs, assigns or any other persons claiming under or through him other than: (i) any unpaid salary or any benefits accrued or vested as of the date of termination; and (ii) to pay Executive the salary specified in this Section 5.2 in exchange for the above-referenced release.

(d)                                 Subject to the last sentence of this paragraph, for purposes of this Section 5.2, “Change of Ownership or Control” shall mean the occurrence of one or more of the following three events:  (i) any person becomes a beneficial owner (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) directly or indirectly of securities representing more than 50% of the total number of votes that may be cast for the election of directors of Cache; (ii) within two years after a merger, consolidation, liquidation or sale of assets involving Cache, or a contested election of a Cache director, or any combination of the foregoing, the individuals who were directors of Cache immediately prior thereto shall cease to constitute a majority of the Board; or (iii) within two years after a tender offer or exchange offer for voting securities of Cache, the individuals who were directors of Cache immediately prior thereto shall cease to constitute a majority of the Board.

6.0                               Return of Property

Immediately upon termination of Executive’s employment, and at any time requested by the Board, Executive shall deliver to Cache (and shall not keep in his possession, recreate or deliver to any other person or entity): (a) all data and information in his possession, custody or control relating in any way to Cache or the performance of Executive’s duties for Cache and in any way obtained by Executive during or because of his employment with Cache, including, but not limited to, all documents, correspondence, notebooks, reports, computer programs, and all materials (including computer discs and other electronic media) containing Confidential Information (as defined in Section 7.1), and any copies thereof; and (b) all tangible property belonging or licensed to Cache, including, without limitation cell phones, facsimile machines, computers, identification cards, and credit cards.

7.0                               Confidentiality; Non-Competition; Non-Solicitation

7.1                               Confidentiality and Nondisclosure of Information.

(a)                                 During Executive’s employment with Cache, he will have access to Cache’s trade secrets and confidential or proprietary information related to the business of the Company, and its respective customers and suppliers, including by way of example and without limitation, information and knowledge pertaining to products, inventions, innovations, designs, processes, drawings, writings, ideas, reports, manuals, computer programs, inventory, contracts business plans or strategy, operating plans, sales plans, marketing plans, methods of operation, financial or proprietary information about costs, profits, markets or sales, lists of customers, clients or suppliers (or prospective customers, clients or suppliers), customer preferences, credit and financial data, plans for future development, and other information of a similar nature (all of which, excluding information and materials which are or become generally available to the public other than as a result of disclosure by Executive or his representatives, hereinafter are referred to as “Confidential Information”).  Executive acknowledges that the Confidential Information constitutes a valuable, special and unique asset of Cache as to which Cache has the right to retain and hereby does retain all of its proprietary interests.  However, access to and knowledge of the Confidential Information is essential to the performance of Executive’s duties.  In recognition of this fact, Executive agrees that he will not, during or after his employment with Cache, disclose any of the Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever (except as necessary in the performance of his duties during his employment with Cache) or make use of any of the Confidential Information for his purposes or those of another.

(b)                                 In the event Executive is requested pursuant to, or required by, applicable law, regulation or legal process to disclose any of the Confidential Information, Executive shall provide Cache with prompt written notice of such requirement or request so that Cache may, at its own expense, seek a protective order or other appropriate remedy, or waive compliance with the provisions of this Section 7.1 to the extent required to comply with the request or order.  If a protective order or other appropriate remedy is not obtained and/or if reasonable proof thereof is not given by Cache to Executive by written notice and received by Executive no later than one (1) business day preceding the date on which such disclosure is required, or if Cache waives compliance with the provisions of this Section 7.1, then Executive may disclose only that portion of the Confidential Information as is legally required and will exercise reasonable efforts to ensure that the Confidential Information will be treated as confidential.

7.2                               Non-competition.  Executive hereby covenants and agrees that, during his employment and for the greater of one (1) year after the termination of his employment for any reason, or the period Executive receives compensation pursuant to Section 5.1, as applicable, Executive will not, directly or indirectly, as employee, agent, consultant, equity holder, director, manager, partner or in any other individual or representative capacity, without the prior written authorization of Cache’s Board, own, operate, manage, control, engage in, invest in or participate in any manner in, act as a consultant or advisor to, render services for (alone or in association with any person or entity) in any capacity, or otherwise assist any Competing Business.  For purposes of this Agreement, “Competing Business” means any person or entity which operates specialty clothing retail stores on a national basis (i.e., in more than ten (10) states); provided, however, that: (a) nothing in this Agreement shall be construed to prevent ownership by Executive of in the aggregate less than five (5%) percent of the outstanding shares of capital stock of a corporation with a class of equity securities held of record by more than five hundred (500) persons entitled to vote for the election of directors, and (b) Executive’s service on the Boards of Directors of The Boston Beer Company, Inc., Godiva Chocolatier, Inc., and the Burlington Coat Factory, and as an advisor to the Macellum Fund, shall not constitute a violation of Executive’s obligations under this Section 7.2.

7.3                               Non-Solicitation.  Executive hereby covenants and agrees that he shall not, directly or indirectly, for himself or on behalf of any other person or entity, during his employment and for two (2) years following termination of his employment for any reason, solicit, divert, or take away (or attempt to solicit, divert or take away), or otherwise interfere with: (a) the agreements and/or existing relationships of Cache with any of its employees, agents, independent contractors, suppliers, or vendors, or (b) the relationships of Cache with any prospective employees, agents, independent contractors, suppliers, or vendors with whom Executive had any contact or involvement on behalf of Cache during his employment.

7.4                               Reasonable Restrictions.  Executive acknowledges and agrees that the provisions of Section 7.0 are reasonable and necessary to protect the legitimate business interests of Cache. Executive represents and warrants that the provisions of Section 7.0 will not substantially impair his ability to earn a livelihood, nor will such provisions cause Executive undue hardship.

7.5                               Blue-Penciling. If, at the time of enforcement of any of the provisions of Section 7.0, it shall be adjudged that the duration, scope, geographic area or other restrictions stated herein are unreasonable under circumstances then existing, Executive and the Company agree that the maximum duration, scope, geographic area or other restrictions deemed reasonable under such circumstances by such court (or arbitrator, as applicable) shall be substituted for the stated duration, scope, geographic area or other restrictions.

8.0                               Cooperation by Executive

Executive agrees, during and after his employment with Cache, to cooperate with Cache in any legal proceedings or with respect to any legal or regulatory matters relating to the period of Executive’s employment with Cache, provided that any reasonable travel, room and board expenses which Executive incurs in rendering such cooperation will be reimbursed by Cache.

9.0                               No Disparagement

9.1                               Executive agrees, both during and after Executive’s employment with Cache, not to publish or communicate any Disparaging (as defined below) remarks, comments or statements regarding Cache or any of Cache’s officers, or any member of Cache’s Board.

9.2                               Cache agrees, both during and after Executive’s employment with Cache, not to publish or communicate any Disparaging remarks, comments or statements regarding Executive for any reason whatsoever.

9.3                               “Disparaging” remarks, comments or statements are those that impugn the character, honesty, integrity, morality, business acumen, abilities or any aspect of the operations or business of the individual or entity being disparaged; provided, however, that nothing in this Agreement shall preclude a party from providing truthful testimony, as may be required by applicable law, regulation or legal process.

10.0                        Injunctive Relief; Survival

10.1                        Executive acknowledges that damage to Cache from Executive’s breach of any of the provisions of Sections 6, 7 or 9 of this Agreement cannot be remedied solely by the recovery of damages, and would result in irreparable injury to Cache.  Executive, therefore, agrees that in the event of any breach or threatened breach of any of the provisions of Sections 6, 7 and 9 of this Agreement, Cache shall have the right, notwithstanding Section 14.0, to seek in a court of competent jurisdiction, and to receive from such court, immediate injunctive relief without the posting of any bond or other security. Nothing contained herein shall be construed as limiting or prohibiting Cache from pursuing any other remedies available to it in law or equity for any such breach or threatened breach of this Agreement.

10.2                        The provisions of Sections 3.5, 6, 7, 8, 9, 10, 11 and 12 shall survive the termination of this Agreement and of Executive’s employment.

11.0                        Assignability; Binding Effect

The terms and provisions of this Agreement shall be binding upon and inure to the benefit of Cache and its successors and assigns. This Agreement calls for the provision of personal services and, accordingly, shall not be assignable by Executive.

12.0                        Miscellaneous

12.1                        This Agreement supersedes all prior agreements between the parties.  None of the terms of this Agreement shall be deemed to be waived or modified, nor shall this Agreement be renewed, or extended, except by an express agreement in writing, signed by Executive and the Chairman of the Compensation Committee of Cache’s Board of Directors, or his or her designee.  There are no representations, promises, warranties, covenants or undertakings, other than those contained in this Agreement, which represents the entire understanding and agreement of the parties.

12.2                        The failure of a party hereto to enforce, or the delay by a party hereto to enforce, any of its rights under this Agreement shall not be construed as a waiver of any such party’s rights hereunder.  Paragraph headings contained in this Agreement have been inserted for convenience of reference only, are not to be considered a part of this Agreement and shall not affect the interpretation of any provision hereof.  In the event any of the provisions of this Agreement, or any portion thereof, shall be held to be invalid or unenforceable, the validity and enforceability of the remaining provisions hereof shall not be affected or impaired but shall remain in full force and effect.

12.2                        Any notices under this Agreement shall be in writing and shall be given by personal delivery, facsimile, by certified or registered letter, return receipt requested, or a nationally-recognized overnight delivery service; and shall be deemed given when personally delivered, upon actual receipt of the facsimile or certified or registered letter, or on the business day next following delivery to a nationally-recognized overnight delivery service at the addresses set forth below in this Agreement or to such other address or addresses as either party shall have specified in writing to the other party hereto.

If to Cache:

Chairman, Compensation Committee

1440 Broadway

New York, New York 10018

If to Executive, to him at such address as he shall have provided to Cache, with a copy to:

Harvey Horowitz

Mintz & Gold LLP

470 Park Avenue South

New York, NY 10016

13.0                        Section 409A Compliance

This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and will be interpreted in a manner intended to comply with Section 409A of the Code.  Notwithstanding anything herein to the contrary, (a) if at the time of Executive’s termination of employment with Cache he is a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then Cache will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided) until the date that is six (6) months following the termination of employment with Cache (or the earliest date as is permitted under Section 409A of the Code) and (b) if any other payments of money or other benefits due to the Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax.  To the extent any reimbursements or in-kind benefits due under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv).  Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code.  All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” within the meaning of such term under Section 409A of the Code.

14.0                        Choice of Law; Arbitration

14.1                        Choice of Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York.  Any action brought in connection herewith shall be brought in the federal or New York State courts sitting in the City of New York, County of New York.

14.2                        Arbitration.  The parties agree that any and all disputes between Executive and the Company arising out of, relating to or concerning this Agreement or Executive’s employment shall be submitted exclusively to confidential, final and binding arbitration before the American Arbitration Association. The parties hereby agree to arbitrate any disputes, in New York, New York, under the American Arbitration Association’s Employment Arbitration Rules, and both parties specifically consent to personal jurisdiction in such forum. Each party shall pay its own expenses of arbitration and the expenses of the arbitrator shall be equally shared by the parties to the arbitration.  Nothing herein shall prevent the Company from seeking and obtaining injunctive relief from a court with respect to any violation or potential violation of any of the provisions of Sections 6, 7, 8 or 9 of this Agreement.  The parties specifically waive their respective right to a trial by jury for any dispute or controversy arising out of, relating to or concerning this Agreement or Executive’s employment.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement on the date first above written.

CACHE, INC.		EXECUTIVE

By:	/s/ Margaret Feeney	By:	/s/ Jay Margolis
Name:	Margaret Feeney		Jay Margolis
Title:	EVP and CFO
Date:	February 5, 2013